Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 18, 2025
Registration Statement Nos. 333-278415 and 333-278415-01

$800 Verizon (VZMT) 2025-9

Joint Bookrunners:	BofA (str), Morgan Stanley, SanCap and Truist
Co-Managers:	Mischler, PNC and Ramirez

CLS	Size($mm)	WAL	F/M	ARD	LGL	Bench	Yield	Price	Cpn
A1A	637.806	1.90	AAA/Aaa	10/20/2027	10/21/2030	I-CRV + 42	4.002	99.98354	3.96
A1B	75.000	1.90	AAA/Aaa	10/20/2027	10/21/2030	SOFR30A + 42		100.00000
B	54.496	1.90	AA+/Aa1	10/20/2027	10/21/2030	I-CRV + 70	4.282	99.99225	4.24
C	32.698	1.90	A+/Aa3	10/20/2027	10/21/2030	I-CRV + 87	4.452	99.99780	4.41
^ Bloomberg GC I25; “Interpolated Curves”; “Mid YTM”

-2025-9 TRANSACTION DETAILS-

Bill & Deliver:	BofA	Bloomberg Tickers:	VZMT 2025-9
Expected Settlement:	11/25/2025	ERISA Eligible:	Yes
First Pay Date:	12/22/2025	RR Compliance:	US- Yes, EU-No, UK-No
Min Denoms:	$1k x $1k	Exp. Ratings:	Fitch & Moody's
Registration:	SEC Registered	Pricing Speed:	N/A – Soft Bullet 10/20/2027 Anticipated Redemption Date (ARD)

CUSIPs	A1A:	92348KEV1
	A1B:	92348KEW9
	B:	92348KEX7
	C:	92348KEY5

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Series 2025-9  (SEC Registered)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.